Exhibit 3.1
AMENDMENT NO. 2
TO THE
AMENDED AND RESTATED BYLAWS
OF
RUMBLEON, INC.

Pursuant to resolutions duly adopted by the Board of Directors of RumbleOn, Inc., a Nevada corporation (the “Company”) on April 16, 2024, the Company does hereby amend the Amended and Restated Bylaws of the Company effective as of October 8, 2021, as amended on May 9, 2023 (the “Bylaws”) as follows:

1.Article III, Section 3.3 of the Bylaws is hereby amended in its entirety, and the following is substituted in lieu thereof:

Section 3.3 QUALIFICATION, ELECTION AND TERM OF OFFICE OF DIRECTORS. Directors need not be stockholders. At the first annual meeting of stockholders and at each annual meeting thereafter, the holders of shares of stock entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting or until the director’s earlier death, resignation, disqualification, or removal. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified.

2.Article III, Section 3.4 of the Bylaws is hereby amended in its entirety, and the following is substituted in lieu thereof:

Section 3.4 RESIGNATION AND REMOVAL OF DIRECTORS. Any director may resign effective upon giving written notice to the chairman of the board, the president, the secretary or the board of directors of the corporation, unless the notice specifies a later time for the effectiveness of such resignation, in which case such resignation shall be effective at the time specified. Unless such resignation specifies otherwise, its acceptance by the corporation shall not be necessary to make it effective. The board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of a court or convicted of a felony. Any or all of the directors may be removed only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. No reduction of the authorized number of directors shall have the effect of removing any director before his term of office expires.

Except as otherwise set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

CERTIFICATE OF SECRETARY
I, the undersigned, do hereby certify:

1. That I am the duly elected and acting Secretary of RumbleOn, Inc., a Nevada corporation; and

2. That the foregoing Amendment to the Amended and Restated Bylaws, comprising two (2) pages, including this Certificate of Secretary, constitutes the Amendment to the Bylaws of said corporation as duly adopted by the Board of Directors of said corporation on April 16, 2024.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 16th day of April, 2024.

/s/ Brandy L. Treadway
Brandy L. Treadway, Secretary